Exhibit 10.2
                                                                   ------------




February 25, 1999



Mr. William T. Kerr
Chairman and CEO
1716 Locust Street
Des Moines, IA 50309-3023

Dear Bill:

As we have previously discussed, the vesting of the remaining shares under your September 1, 1994, restricted stock award could result in loss of part or all of the Company's deduction for the value of the shares at the time of vesting by virtue of the application of Section 162(m) of the Code. The first tranche of this award, 8,000 shares, is scheduled to vest on September 1, 1999. The remaining 8,000 shares are scheduled to vest on September 1, 2002. You have indicated a willingness to amend the restricted stock award to extend the period of vesting until a time when the vesting would not create a risk of the loss of a deduction under Section 162(m). Unfortunately, the September 1, 1994, restricted stock grant was made under the terms of the Company's 1986 Incentive Plan and the award may not be capable of extension beyond September 1, 2004. The maximum extension would give us no assurance that Section 162(m) would not apply at the time of the delayed vesting. Accordingly, our attorneys have suggested the following approach.

You have agreed to give up the unvested portions of your September 1, 1994, restricted stock award currently in exchange for the Company's grant to you of a 16,000 share stock equivalent award. Your rights would vest with respect to 8,000 stock equivalent shares on September 1, 1999, and with respect to the remaining 8,000 stock equivalent shares on September 1, 2002. You have also agreed to convert the unvested portion of each of the other six restricted stock awards which you hold and which are identified in Exhibit A to this letter into stock equivalent units equal to the number of shares subject to the respective restricted stock award. All of the stock equivalent units would vest at the same time the restricted stock awards would have vested and would be subject to the same vesting rules and risk of forfeiture that are currently applicable to those awards.

The stock equivalents would be credited to a special bookkeeping account established by the Company for your benefit. Additional stock equivalents would be added to the account at the time of the payment of any dividend on Meredith common stock. The number of additional stock equivalent shares would be equal to the per share dividend times the number of stock equivalent shares credited to your account on the dividend payment date divided by the closing price of the Meredith common stock on that date. Upon vesting, the stock equivalents would remain credited to your account and would be paid out to you on the first practicable date in the year of or the year following your retirement from the Company when they can be paid without loss of deduction under Section 162(m). In the event of your death before retirement, the stock equivalents would be paid out to your designated beneficiary, or in the absence of a designation, to your estate. At the time of payment, the stock equivalents would be paid out solely in actual shares of the Company's common stock with a cash payment only for any fractional share that may be payable.
We have also agreed that the other restricted stock awards identified in Exhibit A to this letter will be currently converted into stock equivalents in accordance with the procedure outlined above.

Please signify your agreement to the proposed conversion of your restricted stock award shares into stock equivalents in accordance with the foregoing discussion by affixing your signature to the enclosed copy of this letter and returning the same to me at your earliest convenience.

Very truly yours,

  /s/ John S. Zieser
----------------------
    John S. Zieser



AGREED:

  /s/ William T. Kerr
-----------------------
    William T. Kerr

Date: February 25, 1999






                                   Exhibit A

                   William T. Kerr - Restricted Stock Awards




          Vesting Date      Date of Grant     Number of Shares    Plan
          ------------      -------------     ----------------    ----

            9/1/1999          9/1/1994             8,000          1986
            9/1/1999          9/1/1994             1,600          1992
                                                   9,600

            9/1/2000          9/1/1995             4,000          1992

            9/1/2001          9/1/1996             4,000          1992
          11/10/2001        11/11/1991             8,000          1986
                                                  12,000

            9/1/2002          9/1/1994             8,000          1986
            9/1/2002          9/1/1997             5,200          1992
                                                  13,200

            2/1/2003          2/2/1998             4,400          1996
                                                 -------

                     TOTAL                        43,200
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